Exhibit 5.1

May 2, 2011

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering and issuance to certain persons under the NeoStem, Inc. 2009 Equity Compensation Plan and the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (collectively, the “Plans”) of an aggregate of up to 17,950,000 additional shares of your common stock, par value $0.001 per share (the “Common Stock”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the additional shares of Common Stock issuable under the Plans will be, when sold, paid for and issued as contemplated by the terms of the respective Plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER PC